Exhibit 10.38

[LOGO OF RATEXCHANGE]

November 20, 2002

Albert L. Weiss

President

Forsythe McArthur Associates, Inc.

7500 Frontage Road

Skokie, Illinois 60077

RE: Convertible Promissory Note Restructure – RateXchange Option

Dear Mr. Weiss:

This letter will set forth our understanding and agreement regarding the restructure of the Convertible Promissory Note between RateXchange Corporation (“RTX”) and Forsythe McArthur Associates, Inc. (“FMA”) dated, September 1, 2001:

1.	FMA currently holds a Convertible Promissory Note with principal sum of $5,949,042 and accruing interest at a rate equal to 9.0% per annum. Interest on the Convertible Promissory Note is payable quarterly.

2.	RTX will pay interest on the Convertible Promissory Note for the fourth quarter of year 2002. RTX will not accrue or pay additional interest on the Convertible Promissory Note for the period from January 1, 2003 through June 30, 2003, as described further below.

3.	RTX will purchase an option from FMA in exchange for 500,000 shares of RTX’s Common Stock and registration rights on those shares (the “Option”). The Option will have a term beginning on the date first set forth above and ending on June 30, 2003. Upon RTX’s exercise of the Option, the Convertible Promissory Note will be cancelled and FMA will receive the following restructured consideration in full and complete satisfaction of all obligations owed to it by RTX:

a.  $500,000 in cash;

b.  2,000,000 shares of RTX’s common stock, including demand registration rights; and

c.  A new Promissory Note of principal sum equal to $1,000,000 bearing interest at 3.5% per annum payable quarterly in cash, maturing on December 31, 2005.

4.	The 2,000,000 shares of RTX’s common stock will include a registration rights agreement wherein FMA will receive both piggyback and demand rights. RTX will file the appropriate registration statement with the Securities and Exchange Commission on or before June 30, 2003. The registration statement will include the 500,000 shares granted to FMA for the Option and the interest shares earned by FMA under the Restructure Agreement of October 4, 2001. The 2,000,000 shares included in the restructure consideration will be registered for resale if RTX exercises the Option.

Letter to Mr. Weiss

November 20, 2002

5.	Beginning on January 1, 2003 and ending on June 30, 2003, RTX will pay quarterly interest in cash to FMA based upon the terms of the new Promissory Note, i.e. 3.5% per annum against the principal sum of $1,000,000. Should RTX exercise the Option, no interest will be due or payable under the Convertible Promissory Note subsequent to December 31, 2002 and the restructure terms set forth in Paragraph 3, will apply and continue through maturity of the new Promissory Note. RTX may pre-pay its obligation under the new Promissory Note at anytime prior to maturity without penalty. Should RTX not exercise the Option; the amount of interest paid to FMA during the Option Period will be credited against interest payments owed under the Convertible Promissory Note which will be paid on June 30, 2003.

6.	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, restructures, leases, understandings and negotiations, both written and oral, among any of the parties with respect to the subject matter of this restructure agreement.

ACCEPTED AND AGREED:

Forsythe/McArthur Associates, Inc.		RateXchange Corporation

By:	/s/ Albert Weiss	By:	/s/ Gregory S. Curhan
Title:	President	Title:	Chief Financial Officer